Exhibit 10.3      Description of the Split Dollar Life Insurance Plan
















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10.3                    Split Dollar Life Insurance Plan


         In July 2002, our board of directors approved a split dollar agreement life insurance plan. Under this plan, we provides death benefits through split dollar life insurance to our participating directors and executive officers. The following is a summary of the plan.

         The life insurance policy on each participant's life is paid for and owned by the bank. To enhance the benefit for each participant, we will share the death benefit from the insurance with the participant. The split dollar amount in this plan will be equal to 100% of the difference between the total policy death benefit and the cash value of the policy at the time of the participant's death. The split dollar coverage will "vest" upon the earlier to occur of the participant's normal retirement at age 65, termination of the participant for disability, or a change in control of the company. If the participant's service to the company is terminated (other than for disability or following a change of control) prior to normal retirement age of 65, the agreement will terminate and the participant will have no further interest in policy.










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